EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne Lloyd
Executive Vice President, Chief Financial
Officer and Treasurer
(919) 783-4660
www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC. BOARD ELECTS
ANNE H. LLOYD TO EXECUTIVE VICE PRESIDENT
RALEIGH, North Carolina (August 25, 2009) — Martin Marietta Materials, Inc. (NYSE:MLM) today announced that its Board of Directors has elected Anne H. Lloyd (48), Chief Financial Officer and Treasurer, an Executive Vice President of the Company.
Ms. Lloyd joined Martin Marietta Materials in 1998 as Vice President and Controller, was promoted to Chief Accounting Officer in 1999, and has served as Senior Vice President and Chief Financial Officer since 2005. Lloyd was elected Treasurer in March 2006. Prior to joining the Company, she was a Senior Manager at Ernst & Young, LLP. Ms. Lloyd is a 1983 graduate of the University of North Carolina, Chapel Hill with a BS degree in Business Administration with an accounting concentration. She is a Certified Public Accountant.
Commenting on the promotion, Stephen P. Zelnak, Jr., Chairman and Chief Executive Officer of Martin Marietta Materials, stated, “This promotion reflects the stellar job Anne Lloyd has done for Martin Marietta Materials in leading the Corporation’s financial function. She led a very successful implementation of the Sarbanes-Oxley requirements, and the Corporation has been recognized for excellence in its controls and compliance program. She has implemented productive automation throughout the financial function and contributed greatly to the development of the Corporation’s industry-leading information systems. Most recently, she proactively managed the capital structure of the Corporation in a way that has positively differentiated Martin Marietta from its competitors in a time of economic and financial stress. I am pleased that our Board has recognized her accomplishments with this promotion.”
Martin Marietta Materials is a leading producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, refer to the Company’s Web site at www.martinmarietta.com.
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